                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                       ENHANCED DEATH BENEFIT "EDB" RIDER

OVERVIEW: This EDB Rider ("Rider") is an optional rider the Owner has selected. It provides an Enhanced Death Benefit which provides an annual step-up.

APPLICABILITY: This Rider is made a part of the contract to which it is attached and is effective on the issue date.

BENEFIT: The "Death Benefit" section of the "DEATH BENEFIT" provision is replaced by the following:

I. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and before his/her 90th birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive Market Value Adjustment ("MVA"), if applicable;

     (b)  gross Payments proportionately reduced for withdrawals as they occur;
          and

     (c) the highest Accumulated Value on any contract anniversary prior to the date of death, as determined after being increased for any positive MVA, if applicable, and subsequent Payments, and proportionately reduced for subsequent withdrawals.

II. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date, but on or after his/her 90th birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive MVA, if applicable;

     (b)  gross Payments proportionately reduced for withdrawals as they occur;
          and

     (c) the highest Accumulated Value on any contract anniversary prior to the deceased's 90th birthday, as determined after being increased for any positive MVA, if applicable, and subsequent Payments, and proportionately reduced for subsequent withdrawals.

PROPORTIONATE REDUCTION: Sections I(b), I (c), II(b) and II (c) of the "Benefit" provision are proportionately reduced by withdrawals. This proportionate reduction is calculated by multiplying the Section I(b), I(c), II(b) or II(c) value, whichever is applicable, determined immediately prior to the withdrawal by the following:

                            Amount of the withdrawal
                            ------------------------
                    Accumulated Value determined immediately
                             prior to the withdrawal

CHARGE FOR BENEFIT: While this Rider is in effect, the Company will assess a daily charge. For amounts allocated to the variable Sub-Accounts, this charge is equal to .25% on an annual basis of the daily value of the Sub-Account assets. The charge only applies during the Accumulation phase.

TERMINATION: This Rider will terminate on the earliest of the following:

     (a)  the Annuity Date;


FORM 3312-02NY                                                             NYLS4

     (b) the date the Company determines a Death Benefit is payable and the contract is not continued under a spousal takeover; or

     (c)  surrender of the contract.




               Signed for the Company at Worcester, Massachusetts


             /s/ John F. O'Brien                  /s/ Charles F. Cronin
             -------------------                  ---------------------

                 President                            Secretary



FORM 3312-02NY                         2                                   NYLS4